Forgent Announces Results for the 2007 Fiscal Second Quarter

Company Reports $1.3M in Profit and Software Revenue Growth of 86% for 2007 Fiscal Second Quarter Over 2006 Fiscal Second Quarter

AUSTIN, TX -- 03/01/2007 -- Forgent™ Networks (NASDAQ: FORG) today announced results for the 2007 fiscal second quarter ended Jan. 31, 2007. For the quarter, the company reported net income of approximately $1.3 million. Highlights for the quarter include:

--  Grew NetSimplicity software revenue 86% over the quarter one year ago and 6% over the prior quarter
--  Realized $2.9M in cash from a patent sale to Tandberg Telecom AS.
--  Grew cash and investments from $15.0M to $18.0M, an increase of 20%
    over the prior quarter
--  Held operating expenses to $2.7M, essentially flat with the prior quarter
--  Increased working capital from $14.1M to approximately $15.1M, an increase of 7% over the prior quarter
--  Achieved profitability for the second consecutive quarter
"We see continued progress with respect to the litigation of the '746 patent and are encouraged by the recent claims construction ruling and that the May 2007 trial remains on schedule. Additionally, we are pleased with the continued growth of our NetSimplicity software business and we remain optimistic about the continued growth prospects for this business," commented Richard Snyder, chairman and CEO of Forgent.

Intellectual Property

U.S. Patent No. 6,285,746 (the '746 Patent)

Forgent has litigation pending against 12 companies for infringement of its '746 Patent in the United States District Court for the Eastern District of Texas, Tyler Division. A jury trial is scheduled for May 2007. The '746 Patent relates to a computer controlled video system that allows playback during recording.

Software

NetSimplicity software revenue increased by 6% to over $1 million for the second quarter of fiscal 2007, as compared to the prior quarter. This was the fourth consecutive quarter of revenue growth for NetSimplicity. NetSimplicity's growth can be attributed to several factors including an overall strong performance by the sales organization, the growing customer base investing further with additional purchases and upgrades, and a growing average sales price due to the penetration of larger accounts.

Fiscal Second Quarter Results

Revenue was approximately $1.0 million for the 2007 fiscal second quarter compared to $9.1 million for the 2007 fiscal first quarter. Overall operating expenses of $2.7 million increased by approximately $50,000 from the prior quarter. The company reported net income of $1.3 million or $0.05 per share for the second fiscal quarter of 2007, as compared to net income $2.7 million or $0.11 per share for the first quarter of 2007. Cash and investments were $18.0 million for the quarter.

Outlook

Forgent expects to generate additional IP licensing revenue in the 2007 fiscal year. However, predicting the timing and amounts will be complicated because of the uncertainty of licensing negotiations and due to the ongoing litigation. In addition, we believe NetSimplicity will continue to be a growth business for Forgent.

Conference Call and Webcast

Forgent has scheduled a conference call with the investment community for Thu, Mar 1, 2007, at 10:00 a.m. CT (11:00 a.m. ET) to discuss the quarter and outlook. To take part, dial 888-396-2356 ten minutes before the conference call begins, ask for the Forgent event, and use a pass code of 77953307. International callers should dial 617-847-8709 and use a pass code of 77953307. Investors, analysts, media and the general public will also have the opportunity to listen to the conference call over the Internet by visiting the investor relations page of Forgent's web site at www.forgent.com. To listen to the live call, please visit the web site at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call on the investor relation's page of our web site at www.forgent.com.

About Forgent

Forgent™ Networks (NASDAQ: FORG) develops and licenses intellectual property and provides scheduling and asset management software to a wide variety of organizations. Forgent's intellectual property licensing program is related to communication technologies developed from its patent portfolio. Forgent's software division, NetSimplicity, develops software that simplifies day-to-day office administration tasks. The products are specifically designed for the management and scheduling of rooms, equipment, assets and resources. For additional information please visit www.forgent.com.

Safe Harbor

This release may include projections and other forward-looking statements that involve a number of risks and uncertainties, and actual results in future periods may differ materially from those currently expected. Some of the factors that could cause actual results to differ materially include changes in the general economy or in our industry, rapid changes in technology; sales cycle and product implementations; risks associated with transitioning to a new business model and the subsequent limited operating history; the possibility of new entrants into our software markets, the possibility that the market for the sale of certain software and services may not develop as expected; or that development of these software and services may not proceed as planned; the risks associated with the company's license program, and including risks of litigation involving intellectual property, patents and trademarks. Additional discussion of these and other risk factors affecting the company's business and prospects is contained in the company's periodic filings with the SEC.

                       FORGENT NETWORKS, INC.
                    CONSOLIDATED BALANCE SHEETS
            (Amounts in thousands, except per share data)

                                        JANUARY 31,           JULY 31,
                                           2007                2006
                                    ------------------  ------------------
                                        (UNAUDITED)

ASSETS
Current Assets:
  Cash and cash equivalents,
   including restricted cash of $0
   and $543 at January 31, 2007 and
   July 31, 2006                    $           16,489  $           16,206
  Short-term investments                         1,527                  --
  Accounts receivable, net of
   allowance for doubtful
   accounts of $6 and $13 at
   January 31, 2007 and
   July 31, 2006, respectively                     710                 714
  Prepaid expenses and other
   current assets                                  278                 274
                                    ------------------  ------------------
    Total Current Assets                        19,004              17,194

Property and equipment, net                        619                 788
Intangible assets, net                              --                   4
Other assets                                         3                   3
                                    ------------------  ------------------
                                    $           19,626  $           17,989
                                    ==================  ==================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable                 $             1,390 $             3,631
  Accrued compensation and benefits                563                 547
  Other accrued liabilities                      1,104                 907
  Notes payable, current position                   --                 313
  Deferred revenue                                 842                 683
                                    ------------------  ------------------
    Total Current Liabilities                    3,899               6,081

Long-Term Liabilities:
  Deferred revenue                                   7                  11
  Other long-term obligations                    1,349               1,777
                                    ------------------  ------------------
     Total Long-Term Liabilities                 1,356               1,788

Stockholders' Equity:
  Preferred stock, $.01 par value;
   10,000 authorized; none
   issued or outstanding                            --                  --
  Common stock, $.01 par value;
   40,000 authorized; 27,386 and
   27,163 shares issued; 25,596
   and 25,373 shares outstanding
   at January 31, 2007 and
   July 31, 2006, respectively                     274                 271
  Treasury stock at cost, 1,790
   issued at January 31, 2007 and
   July 31, 2006                                (4,815)             (4,815)
  Additional paid-in capital                   265,619             265,406
  Accumulated deficit                         (246,707)           (250,754)
  Accumulated other comprehensive
   income                                           --                  12
                                    ------------------  ------------------
    Total Stockholders' Equity                  14,371              10,120
                                    ------------------  ------------------
                                    $           19,626  $           17,989
                                    ==================  ==================

                       FORGENT NETWORKS, INC.
                 CONSOLIDATED STATEMENTS OF INCOME
            (Amounts in thousands, except per share data)

                                      FOR THE               FOR THE
                                 THREE MONTHS ENDED     SIX MONTHS ENDED
                                     JANUARY 31,          JANUARY 31,
                                  2007       2006       2007       2006
                                ---------  ---------  ---------  ---------
                                    (UNAUDITED)           (UNAUDITED)
REVENUES:
  Intellectual property
   licensing                    $      28  $   3,805  $   8,162  $   6,722
  Software and services             1,017        546      1,979      1,277
                                ---------  ---------  ---------  ---------
    Total revenues                  1,045      4,351     10,141      7,999

COST OF SALES:
  Intellectual property
   licensing                            3      2,080      3,543      4,167
  Software and services               192        198        502        392
                                ---------  ---------  ---------  ---------
    Total cost of sales               195      2,278      4,045      4,559

GROSS MARGIN                          850      2,073      6,096      3,440

OPERATING EXPENSES:
  Selling, general and
   administrative                   2,539      2,477      5,039      5,159
  Research and development            132        170        248        301
  Amortization of intangible
   assets                              --          6          4         17
                                ---------  ---------  ---------  ---------
    Total operating expenses        2,671      2,653      5,291      5,477

(LOSS) INCOME FROM OPERATIONS      (1,821)      (580)       805     (2,037)

OTHER INCOME AND (EXPENSES):
  Interest income                     234        134        390        232
  Gain on sale of assets            2,896         --      2,896         --
  Interest expense and other          (11)       (29)       (44)       (46)
                                ---------  ---------  ---------  ---------
    Total other income and
     (expenses)                     3,119        105      3,242        186

INCOME (LOSS) FROM OPERATIONS,
 BEFORE INCOME TAXES                1,298       (475)     4,047     (1,851)
  Provision for income taxes           --         (5)        --        (10)
                                ---------  ---------  ---------  ---------

NET INCOME (LOSS)               $   1,298  $    (480) $   4,047  $  (1,861)
                                =========  =========  =========  =========

BASIC AND DILUTED INCOME (LOSS)
 PER SHARE:
  Net income (loss)             $    0.05  $   (0.02) $    0.16  $   (0.07)
                                =========  =========  =========  =========
WEIGHTED AVERAGE SHARES
 OUTSTANDING:
  Basic                            25,489     25,238     25,435     25,208
  Diluted                          25,489     25,238     25,435     25,208

Investor contact:
Jay Peterson
512.437.2476
jay_peterson@forgent.com

Media contact:
Lauren Peters
512.794.8600
lauren@petersgrouppr.com